Exhibit 10.1

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This SETTLEMENT AGREEMENT AND MUTUAL RELEASE (“Agreement”) is made by and between Syntroleum Corporation (“Syntroleum”), Tyson Foods, Inc. (“Tyson”), and Dynamic Fuels, LLC (“DF”) (collectively the “Parties”) as of June 27, 2012 (the “Effective Date”)

Recitals

WHEREAS, Syntroleum and Tyson are parties to that certain Limited Liability Company Agreement of Dynamic Fuels, LLC dated June 22, 2007 (the “LLC Agreement”) and as such are equal owners in DF which in turn operates a biofuels refinery in Geismar, Louisiana (the “Geismar Plant”);

WHEREAS, DF and Syntroleum are parties to that certain Master License Agreement dated June 22, 2007 (the “Master License”) in which Syntroleum agreed to execute a Site License in substantially the same form as Exhibit B to the Master License (the “Site License”);

WHEREAS, DF and Tyson are parties to that certain Sales Agreement dated June 22, 2007 under which Tyson agreed to sell and DF agreed to buy Bio-feedstocks for the Geismar Plant (the “Sales Agreement”);

WHEREAS, Tyson and Syntroleum are parties to that certain Warrant Agreement dated June 22, 2007 (the “Warrant Agreement”) under which Syntroleum agreed to issue certain warrants to Tyson to purchase in various installments a certain number of shares of Syntroleum’s common stock upon terms and conditions set forth in that agreement;

WHEREAS, both Tyson and Syntroleum have billed DF for hourly services and expenses in connection with those two certain Service Agreements entered into on June 22, 2007 by DF with Tyson and with Syntroleum (collectively the “Service Agreements”);

WHEREAS, Tyson has sought payment from DF of Sourcing Fees in connection with the Sales Agreement and for reimbursement of letter of credit fees and interest rate swap payments (“LC and Interest Fees”) made by Tyson in connection with it guarantee of certain financial obligations of DF;

WHEREAS, Syntroleum has sought payment from DF of Running Royalty Fees in connection with the Site License (“Running Royalty Fees”);

WHEREAS, various issues have arisen and been discussed among the Parties relating to their respective rights and obligations related to or arising out of the Master License, the Site License, the Sales Agreement and the Service Agreements;

WHEREAS, the Parties wish to resolve any and all such issues related to or arising out of the Master License, the Site License, the Sales Agreement and Service Agreements as of the Effective Date of this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and obligations set forth below and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

COVENANTS, TERMS AND CONDITIONS

1. Definitions. All terms not specifically defined in this Agreement shall be given their ordinary and customary meaning unless such terms are specifically defined in the LLC Agreement, Master License, Site License, Sales Agreement, Services Agreements or Warrant Agreement in which case such terms shall have the meaning ascribed in those specifically referenced agreements.

2. Consideration For Releases and Additional Agreements. In consideration of the mutual promises, covenants and releases set forth hereinafter, the Parties agree as follows:

a.	Master License and Site License. The Process Guarantee and Performance Test requirements set forth in the Master License and Site License and the Parties’ rights and obligations under such provisions are waived and deemed unnecessary. Contemporaneous with the execution of this Agreement, Syntroleum and DF will enter into the revised and finalized version of the Site License attached as Exhibit 1 to this Agreement.

b.	Sales Agreement. Tyson shall receive an additional Sourcing Fee equal to $.01 per pound from DF in accordance with terms and conditions of the Amendment to the Sales Agreement attached as Exhibit 2 to this Agreement which Amendment shall be executed by Tyson and DF contemporaneous with the execution of this Agreement.

c.	Outstanding Invoices. The Parties agree that all disputes relating to all invoices which have been or could have been submitted to DF by either Tyson or Syntroleum as of May 31, 2012 for Sourcing Fees, Running Royalty Fees, LC or Interest Fees or hourly services and expenses under the Service Agreements shall be fully satisfied by equal payments by DF to Tyson and Syntroleum in the amount of $6,597,128 with such obligations converted into additional contributions under each of the Party’s contribution accounts. Any amounts previously claimed by either Tyson or Syntroleum for Sourcing Fees, Running Royalty Fees, LC or Interest Fees or hourly services and expenses under the Service Agreements prior to June 1, 2012 are hereby waived, withdrawn and released.

d.	Syntroleum Technical Services. Syntroleum will provide DF, at no cost to DF, P&ID drawings for the Geismar Plant following the completion of the redesign and modification of the pre-treatment system and processes. The P&ID drawings shall be provided as soon as reasonably practical but in no event later than July 31, 2012. Following the Effective Date of this Agreement, Syntroleum will also provide free of charge to DF 2,000 man hours of Technical Services beyond the P&ID work described herein.

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e.	Warrant Vesting. Syntroleum agrees that the Warrants issued to Tyson to purchase 4,250,000 Shares pursuant to Schedule 1 of the Warrant Agreement shall vest on the Effective Date of this Agreement and be exercisable by Tyson in accordance with the terms of the Warrant Agreement.

3. Releases.

a. Tyson Release. In consideration of the foregoing, the sufficiency of which is hereby acknowledged, and for other good and valuable consideration as set forth in this Agreement, Tyson on behalf of itself and each of its parents, shareholders, subsidiaries, affiliates, predecessors, successors, and assigns, or any other person who may claim an interest in the matters released hereby, and on behalf of each of their respective current and former officers, directors, managers, members, employees, agents and other representatives including their attorneys (collectively, the “Tyson Releasors”) hereby agrees to release, acquit, and forever discharge DF and Syntroleum, and anyone in privity with either of them, and their respective agents, servants, successors, heirs, assigns, employees, and all other persons, firms, corporations, subsidiaries, affiliates, associations or partnerships (“Released Entities”) of and from any and all demands, causes of action or liabilities related to or arising out of the Master License, the Site License (including, without limitation, a Process Guarantee or Performance Test), the Sales Agreement or the Service Agreements which were known, or should have been known, and could have been asserted as of May 31, 2012 in any legal or equitable proceedings or forum of any kind, including in any lawsuits of any kind, any and all formal or informal administrative or governmental proceedings of any kind, and any and all arbitration, conciliation, or mediation proceedings of any kind, regardless of the type of relief sought, regardless of the type of harm, injury or damage alleged or incurred, regardless of the legal or equitable basis for the relief sought, regardless of venue, forum or jurisdiction, and regardless of the asserted basis for the action or the type of conduct or misconduct alleged.

b. Syntroleum Release. In consideration of the foregoing, the sufficiency of which is hereby acknowledged, and for other good and valuable consideration as set forth in this Agreement, Syntroleum on behalf of itself and each of its parents, shareholders, subsidiaries, affiliates, predecessors, successors, and assigns, or any other person who may claim an interest in the matters released hereby, and on behalf of each of their respective current and former officers, directors, managers, members, employees, agents and other representatives including their attorneys (collectively, the “Syntroleum Releasors”) hereby agrees to release, acquit, and forever discharge DF and Tyson, and anyone in privity with either of them, and their respective agents, servants, successors, heirs, assigns, employees, and all other persons, firms, corporations, subsidiaries, affiliates, associations or partnerships (“Released Entities”) of and from any and all demands, causes of action or liabilities related to or arising out of the Master License, the Site License (including, without limitation, a Process Guarantee or Performance Test), the Sales Agreement or the Service Agreements which were known, or should have been known, and could have been asserted as May 31, 2012 of this Agreement in any legal or equitable proceedings or forum of any kind, including in any lawsuits of any kind, any and all formal or informal administrative or governmental proceedings of any kind, and any and all arbitration, conciliation, or mediation proceedings of any kind, regardless of the type of relief sought, regardless of the type of harm, injury or damage alleged or incurred, regardless of the legal or equitable basis for the relief sought, regardless of venue, forum or jurisdiction, and regardless of the asserted basis for the action or the type of conduct or misconduct alleged.

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c. DF Release. In consideration of the foregoing, the sufficiency of which is hereby acknowledged, and for other good and valuable consideration as set forth in this Agreement, DF on behalf of itself and each of its parents, shareholders, subsidiaries, affiliates, predecessors, successors, and assigns, or any other person who may claim an interest in the matters released hereby, and on behalf of each of their respective current and former officers, directors, managers, members, employees, agents and other representatives including their attorneys (collectively, the “DF Releasors”) hereby agrees to release, acquit, and forever discharge Tyson and Syntroleum, and anyone in privity with either of them, and their respective agents, servants, successors, heirs, assigns, employees, and all other persons, firms, corporations, subsidiaries, affiliates, associations or partnerships (“Released Entities”) of and from any and all demands, causes of action or liabilities related to or arising out of the Master License, the Site License (including, without limitation, a process Guarantee or Performance test), the Sales Agreement or the Service Agreements which were known, or should have been known, and could have been asserted as May 31, 21012 in any legal or equitable proceedings or forum of any kind, including in any lawsuits of any kind, any and all formal or informal administrative or governmental proceedings of any kind, and any and all arbitration, conciliation, or mediation proceedings of any kind, regardless of the type of relief sought, regardless of the type of harm, injury or damage alleged or incurred, regardless of the legal or equitable basis for the relief sought, regardless of venue, forum or jurisdiction, and regardless of the asserted basis for the action or the type of conduct or misconduct alleged.

d. Preservation of Rights and Future Claims. In granting the foregoing releases, the Parties do not intend to release the Parties’ rights or responsibilities to act in the future in accordance with the terms of Parties’ agreements including the terms of agreements referenced in or attached as Exhibits to this Agreement. The liability of any Party for injuries or damages arising from future acts or omissions of a Party in connection with the terms of agreements referenced in or attached as Exhibits to this Agreement is not limited, affected, extinguished, waived or released by this Agreement.

4. Entire Agreement. The Parties acknowledge this Agreement sets forth the entire agreement of the Parties hereto, that all prior statements, representations and covenants are merged herein, and that any other agreements not expressly stated herein are void and have no further force and effect. The Parties agree that this Agreement may not be amended or modified except by a subsequent, written agreement executed by the Parties.

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5. Construction. It is acknowledged that each of the Parties participated in drafting this Agreement. The Parties agree that ambiguities in an agreement are not to be construed against any of them.

6. Voluntary Agreement. Each of the Parties declares and acknowledges it has read and understands the terms of this Agreement, it has had the opportunity to be represented by attorneys of its choice with regard to the execution of this Agreement and it executes this Agreement voluntarily after and without being pressured or influenced by any statement or representation made by any person acting on behalf of any other Party.

7. Authority. Each of the Parties declares and warrants (a) it has all the necessary right, power and authority to enter into and perform under this Agreement, (b) the person executing this Agreement on its behalf was fully authorized to do so at the time of execution, (c) this Agreement constitutes a binding and valid obligation of the Party in accordance with its terms, and (d) it has the authority to release the rights and liabilities being released hereunder.

8. No Assignment. The Parties warrants and represents that no portion of any right, action, cause of action or any claim it/they have/has or may have against the other has been assigned or transferred in any manner, including by way of subrogation or operation of law.

9. Other Instruments. The Parties agree to execute and deliver to the each other all instruments and do such further acts and things as are reasonably necessary to accomplish the purposes of this Agreement.

10. Validity of Agreement. The invalidity, in whole or in part, of any term of this Agreement does not affect the validity of the remainder of this Agreement.

11. Choice of Law and Venue. This Agreement shall be governed by, and shall be enforced, construed and interpreted in accordance with, the laws of the State of New York (without giving effect to any principle of conflict of laws that would result in the application of the law of another jurisdiction as the governing law of this Agreement), which shall be deemed to be the proper law of this Agreement. The Parties agree that the jurisdiction governing any such disputes or interpretation of matters arising from the Agreement is the State of New York, in New York County. Any action or proceeding which is permitted to be brought by a Party against a Party to this Agreement, whether in tort or contract or at law or in equity, shall be brought in a federal court in the State of New York, in New York County or, if federal court shall not have jurisdiction, state court in the State of New York, in New York County and each Party: (a) irrevocably submits to the personal jurisdiction of such courts; (b) waives any objection to laying venue in any such action or proceeding in such courts; (c) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it; and (d) agrees that service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its corporate headquarters. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of New York for any purpose except as provided herein and shall not be deemed to confer rights on any person other than the Parties to the Agreement. Each Party shall appoint an agent for service in New York County for service of process in any dispute arising out of or relating to the Agreement and agrees that service upon such agent shall constitute personal service upon each such Party.

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12. Execution of Agreement. It is understood this Agreement may be executed in counterparts, each of which shall be deemed an original, but which, when taken together, shall constitute one and the same Agreement. Signatures transmitted by facsimile or by electronic mail shall be effective as originals.

13. Confidentiality. The Parties and their representatives, including but not limited to legal counsel and agents, acknowledge and agree the terms of this Agreement shall be confidential and shall not be disclosed to any person not a Party, or an agent or representative of a Party to this Agreement except as ordered by a court of competent jurisdiction, as required by law, or by the rules of any listing exchange. The parties acknowledge this covenant of confidentiality is a material term of this Agreement. This covenant shall not restrict any Party from disclosing such information for any purpose to its lawyers or accountants to the extent such information is necessary for tax-reporting purposes.

SYNTROLEUM CORPORATION		TYSON FOODS, INC.

By:	/s/ Gary Roth	By:	/s/ Andrew Rojeski
Name: Gary Roth		Name: Andrew Rojeski
Title: President & CEO		Title: Vice President
Date: 06/27/12		Date: June 27, 2012

DYNAMIC FUELS, LLC

By:	/s/ Karen L. Power	By:	/s/ Jeffrey M. Bigger
Name: Karen L. Power		Name: Jeffrey M. Bigger
Title: Management Committee Member		Title: Management Committee Member
Date: June 27, 2012		Date: June 27, 2012

By:	/s/ Andrew Rojeski	By:	/s/ Craig Hart
Name: Andrew Rojeski		Name: Craig Hart
Title: Management Committee Member		Title: Management Committee Member
Date: June 27, 2012		Date: June 27, 2012

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Exhibit 1

Site License

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BIO-SYNFINING

SITE LICENSE AGREEMENT

THIS SITE LICENSE AGREEMENT is made and entered into as of this 27th day of June, 2012 by and between Syntroleum Corporation (“Syntroleum”), a Delaware corporation having its principal place of business at 5416 South Yale Avenue, Tulsa, Oklahoma 74135, and Dynamic Fuels, LLC (“Licensee”), a Delaware company having its principal place of business at 2200 Don Tyson Parkway, Springdale, Arkansas 72762.

The parties agree as follows:

1.

Definitions

Except as otherwise expressly provided in this Agreement or unless the context in this Agreement requires otherwise, the terms set forth in Exhibit A when used in this Agreement will have the respective meanings assigned to them in Exhibit A (such meanings to be equally applicable to the singular and plural forms thereof). Each exhibit hereto is attached and incorporated into this Agreement.

2.

Syntroleum Grants to Licensee

2.01	Subject to the terms and conditions of this Agreement, Syntroleum hereby grants to Licensee a limited, non-exclusive, royalty bearing, non-transferable (except as provided in Article 10 of this Agreement) right and license to use the Syntroleum Bio-Synfining Technology to design, construct, operate and maintain (including modification, debottlenecking and replacement, but excluding expansion) the Licensed Plant to produce Bio-Synfined Renewable Fuels and sell Bio-Synfined Renewable Fuels produced at the Licensed Plant world-wide.

2.02	Subject to the terms and conditions of this Agreement, Syntroleum hereby grants to Licensee a limited, non-exclusive, royalty free, non-transferable (except as provided in Article 10 of this Agreement) right to purchase from Syntroleum under a Catalyst Sales Agreement the appropriate Syntroleum Bio-Synfining Catalysts to produce Bio-Synfined Renewable Fuels at the Licensed Plant. Unless otherwise agreed in writing, Licensee will have no right to make, have made, or sell any Syntroleum Bio-Synfining Catalysts.

2.03

Notwithstanding anything to the contrary contained in this Agreement, Syntroleum does not grant to Licensee any right to use any trademark of Syntroleum, including the trademarks Syntroleum® or Bio-Synfining™. Licensee will not use any trademark of Syntroleum without the express written consent of Syntroleum, which consent will not be unreasonably withheld and will be provided without a licensing fee.

3.

Process Design Package

3.01	Licensee provided Syntroleum with a written notice for the development of a Process Design Package, Syntroleum has developed and delivered to Licensee the Process Design Package for the Licensed Plant, and Licensee has paid Syntroleum for the Process Design Package in accordance with the fee schedule set forth in Exhibit B. Syntroleum will deliver to Licensee by July 31, 2012 certain P&ID drawings for certain areas of the Licensed Plant as agreed upon by the parties. On the date of this Agreement the parties will sign a Work Order under the Technical Services Agreement describing the scope of the Technical Services to be provided in regards to the P&ID drawings, and the parties agree that such costs are included in the fees already paid by Licensee for the Process Design Package and there are no further amounts due by Licensee for such Work Order.

3.02	If Syntroleum has not approved the feedstocks that Licensee plans to use in the Licensed Plant for conversion into Bio-Synfined Renewable Fuels, Licensee will be solely responsible for all Feedstock Qualification Fees associated with qualifying each such feedstock as an approved feedstock for conversion into Bio-Synfined Renewable Fuels. Syntroleum will provide to Licensee an estimate of (i) the total time, which in no event will be longer than six (6) months, and (ii) the cost on a month by month basis to approve each such feedstock. As soon as practicable after Licensee’s receipt of such cost estimate, Licensee will notify Syntroleum in writing to proceed with the qualification of such feedstock. Syntroleum will notify Licensee in writing as soon as practicable of the results of each such feedstock qualification. Syntroleum will provide to Licensee a monthly written progress report regarding the qualification of each feedstock in form and substance reasonably acceptable to the Parties along with an invoice for the monthly Feedstock Qualification Fees. At anytime and from time to time during the feedstock qualification process, upon the reasonable request of Licensee, Syntroleum will notify Licensee of the amount of the Feedstock Qualification Fees as of the date of such request. Certain feedstocks have been approved for use at the Licensed Plant prior to the date of this Agreement. Syntroleum has prepared (and updated from time to time) and delivered to Licensee a written list of each approved feedstock. No previously approved feedstock will be deleted from such list without the prior written consent of both Parties.

4.

Technical Assistance

4.01	Syntroleum will disclose and make available to Licensee as part of this Agreement, upon the reasonable request of Licensee, any and all Inventions or Improvements developed by Syntroleum or its Affiliates relating to the Syntroleum Bio-Synfining Technology or received by Syntroleum from other licensees of Syntroleum who are eligible to receive a sublicense relating to Licensee Patent Rights and Licensee Technical Information pursuant to Section 6.02 of this Agreement. Subject to Section 6.02 of this Agreement, Syntroleum shall use reasonable commercial efforts to cause each of its licensees to become eligible to receive a sublicense relating to Licensee Patent Rights and Licensee Technical Information.

4.02	Except as provided under Sections 4.01 and 4.03 of this Agreement, Syntroleum will provide any and all Technical Services for the Licensed Plant to Licensee under that certain Services Agreement entered into between the Parties on June 22, 2007. A sample listing of the Technical Services that Syntroleum can provide to Licensee is set forth on Exhibit C.

4.03	After the date this Agreement is entered, as such date is first written above, Syntroleum will provide to Licensee Technical Services free of charge, subject to the following:

(a)	such Technical Services will be limited to a total of 2,000 man hours (in addition to the 1,920 provided for free prior to the date of this Agreement) consisting of Syntroleum personnel having the requisite skills to effectively and efficiently provide the required Technical Services;

(b)	such Technical Services will be limited to matters covered by the scope of this Agreement as applicable to Syntroleum; and

(c)	such Technical Services will not include any third party costs or travel costs. Any third party costs or travel costs will be invoiced to Licensee in accordance with the fee schedule set forth in Exhibit B, as adjusted, of the Technical Services Agreement.

Except for the Technical Services that Syntroleum has agreed to provide free of charge in this Section 4.03, if Licensee desires to otherwise engage Syntroleum to provide any Technical Services to Licensee such services will be provided under the Services Agreement entered into between the Parties on June 22, 2007.

5.

Process Guarantee and Performance Test

Based upon the current status of the Licensed Plant, the fact this Site License is being executed after the commission date of the Licensed Plant, and the other agreements amongst the Parties; a Process Guarantee and Performance Test are being waived and deemed unnecessary. For purposes of the Warrant Agreement dated June 22, 2007 between Syntroleum and Tyson Foods, Inc., the First Plant Commercial Operation Date, as such term is defined in Schedule 1 of such Warrant Agreement, shall be the date of this Agreement as first written above.

6.

Licensee Grants to Syntroleum

6.01	Licensee will disclose and make available to Syntroleum as part of this Agreement, upon the reasonable request of Syntroleum, any and all Inventions or Improvements developed by Licensee or its Affiliates relating to the production of Bio-Synfined Renewable Fuels.

6.02	Subject to the terms and conditions of this Agreement and the exclusivity provisions of the Bio-Synfining (Biofining) Master License Agreement, Licensee grants to Syntroleum a limited, non-exclusive, irrevocable, royalty free, world-wide right and license under Licensee Patent Rights and Licensee Technical Information for the design, construction, operation and maintenance (including modification, debottlenecking and replacement, but excluding expansion) of facilities producing Bio-Synfined Renewable Fuels, together with the right to grant corresponding sublicenses of Licensee Patent Rights and Licensee Technical Information to other licensees of the Syntroleum Bio-Synfining Technology for use at a licensed plant producing Bio-Synfined Renewable Fuels, provided that any such licensee to whom a sublicense is to be granted will have granted reciprocal rights to Syntroleum to use and grant sublicenses under such licensee’s patent rights and technical information for the benefit of Licensee and Syntroleum will have granted such sublicenses to Licensee. Licensee will have the right to charge Syntroleum a reasonable fee for any training with respect to Licensee Patent Rights and Licensee Technical Information as may be agreed with Syntroleum on a case by case basis. Any intellectual property or similar asset developed by Licensee other than Licensee Patent Rights and Licensee Technical Information are not included in such license. The parties mutually agree that any technology developed on the pretreatment system of the Licensed Plant since the original design of the PDP, which work has been done at Licensee’s cost, will belong to Licensee and would be a Licensee Patent Right or Licensee Technical Information that Syntroleum could use in accordance with the terms of this Section 6.02. The parties further agree that Tyson Foods, Inc. (one of Licensee’s owners, and referred to herein as “Tyson”), has participated in the further development of the pretreatment system and that Licensee grants to Tyson a limited, non-exclusive, irrevocable, royalty free, world-wide right and license under Licensee Patent Rights and Licensee Technical Information for use of such pretreatment system in non-fuel related applications, together with the right to grant corresponding sublicenses of Licensee Patent Rights and Licensee Technical Information to other licensees using in a non-fuel application. Tyson agrees that it will take all actions and execute all documents and will cause its employees, agents and contractors to take all actions and execute all documents that are necessary or appropriate to carry out the provisions of this Section 6.02 or to assist Licensee in the preparation, filing and prosecution of patent applications.

6.03	Should Licensee, during the term of this Agreement, make any patentable Inventions or Improvements, Licensee may, at its sole discretion, file patent applications, whether in the U.S., Patent Cooperation Treaty and/or another jurisdiction, with respect to such Inventions or Improvements in its own name and at its own expense, and take such other steps as are necessary, in the sole judgment of Licensee, to protect its rights in such Inventions or Improvements. In the event Licensee declines to file any patent application with respect to any Inventions or Improvements, it will notify Syntroleum within thirty (30) days of its decision not to file such application and will allow Syntroleum, at its sole discretion, to file such patent application at its sole expense and to take such other steps as are necessary, in Syntroleum’s sole judgment, to protect any patent rights in such Inventions or Improvements. Subject to Licensee’s obligation to account to any third parties pertaining to the patentable Inventions or Improvements, if Syntroleum elects to pursue such patent application, Licensee will assign to Syntroleum all of Licensee’s right, title and interest in and to the patentable Inventions or Improvements.

6.04	In the event Licensee files an application on any Invention or Improvements in any jurisdiction and later decides to terminate prosecution of such application, Licensee will notify Syntroleum of such decision within a reasonable time prior to allowing such application to lapse or become abandoned. In such event, Syntroleum, in its own and sole discretion, may continue prosecution of such application, with all title to such patent application assigned to Syntroleum.

6.05	Syntroleum and Licensee each agree that they will take all actions and execute all documents and will cause their employees, agents and contractors to take all actions and execute all documents as are necessary or appropriate to carry out the provisions of this Article 6 or to assist each other in the preparation, filing and prosecution of patent applications or securing such protection referenced in this Article 6 when so requested.

6.06	Licensee hereby grants to Syntroleum the right to reasonably inspect, at mutually convenient times, the operating procedures, process conditions, material balances, energy consumption, catalyst performance, and analyses of the Bio-Synfined Renewable Fuels which are applicable to Licensee’s Inventions or Improvements at the Licensed Plant incorporating such Inventions or Improvements. Syntroleum hereby grants to Licensee the right to reasonably inspect, at mutually convenient times, the operating procedures, process conditions, material balances, energy consumption, catalyst performance, and analyses of the Bio-Synfined Renewable Fuels which are applicable to Licensee’s Inventions or Improvements at plants owned by Syntroleum.

6.07	Licensee will provide safe access to Syntroleum, from time to time and upon request by Syntroleum, to collect and remove samples of intermediate streams and the Bio-Synfined Renewable Fuels as they are produced by the Licensed Plant, in reasonable amounts in number and quantity as necessary to verify compliance with this Agreement. Syntroleum’s cost to collect, remove and analyze samples will be born by Syntroleum.

6.08	Licensee will allow Syntroleum and its representatives the right to access the Licensed Plant at reasonable and convenient times to observe the construction, start-up and ongoing plant operations over the service life of the Licensed Plant and to train third party licensees.

6.09	No grant, transfer or use by Syntroleum or any Syntroleum sub-licensee of any Licensee Patent Rights or Licensee Technical Information will imply or result in any indemnity, warranty, liability or obligation by Licensee with respect to such rights or information, it being understood that Licensee is not in the business of developing intellectual property rights, and that all such rights and information will be transferred by Licensee as is, where is and without any express or implied warranty or representation of any kind to Syntroleum, any Syntroleum sub-licensee or any other person, including as to title, merchantability or usefulness for a particular purpose.

7.

Fees and Royalties

7.01	Licensee will pay the following fees and royalties to Syntroleum:

(a)	Intentionally Omitted;

(b)	any Feedstock Qualification Fees under Article 3 of this Agreement;

(c)	any third party costs or travel costs associated with any Technical Services rendered under Article 4 of this Agreement; and

(d)	if Syntroleum owns a ten percent (10%) or higher ownership interest in Licensee, either directly or indirectly, the Running Royalty on every gallon of Bio-Synfined Renewable Fuels produced from the Licensed Plant or, if Syntroleum does not own at least a ten percent (10%) ownership interest in Licensee, either directly or indirectly, the Upfront Royalty.

7.02	Except for any Running Royalty due under Section 7.01(d) of this Agreement, Syntroleum will invoice Licensee on a monthly basis for all fees. Each such invoice will be due and payable within seven (7) days after the receipt of the invoice by Licensee and accompanied by suitable documentation to identify the services rendered, summary timesheets, and any relevant receipts and other records substantiating the amounts invoiced. For any Running Royalty due under Section 7.01(d) of this Agreement, such Running Royalty will be paid by Licensee to Syntroleum within seven (7) days after the end of the calendar month in which the Bio-Synfined Renewable Fuels were produced, including documentation to identify the quantity of Bio-Synfined Renewable Fuels produced. For the Upfront Royalty due under Section 7.01(d) of this Agreement, the Upfront Royalty shall be paid within seven (7) days of (i) for Licensed Plants in which Syntroleum no longer has at least a ten percent (10) ownership interest in Licensee, but Syntroleum had at least a ten percent (10%) ownership interest in Licensee at the time of the delivery of the Process Design Package at such Licensed Plants, the closing of the event which causes Syntroleum to no longer have at least a ten percent (10%) ownership interest, direct or indirect, in Licensee of such Licensed Plants; or (ii) for those Licensed Plants in which Syntroleum has less than a ten percent (10%) ownership interest (direct or indirect) in Licensee at the time of the delivery of the Process Design Package, payment will be made upon the delivery of the Process Design Package by Syntroleum to Licensee. If a Licensed Plant in which Syntroleum does not have at least a ten percent (10%) ownership interest (direct or indirect) does not pass the Process Guarantee under the Site License Agreement any repayment of the Upfront Royalty, if any, will be calculated pursuant Section 5.09(b).

7.03	Unpaid invoices and unpaid Running Royalty or Upfront Royalty past seven (7) days will begin accruing interest at a rate of one and one-half percent (1.5%) per month from the due date until the time the payment is made.

7.04	All payments by Licensee under this Agreement will be in immediately available funds in U.S. dollars, and will be made via wire transfer to the following account (or such other account as Syntroleum may designate from time to time):

Bank Name: JPMorgan Chase Bank, N.A.

Oklahoma City OK

ABA#: 021000021

For credit to Syntroleum Corporation

Account #: 836536276

SWIFT CODE: CHASUS33

7.05	During any period in which the Running Royalty is payable to Syntroleum and for a period equal to the lesser of Licensee’s document retention policy and three (3) years thereafter, Licensee will keep, or cause to be kept, proper books, records and accounts in accordance with generally accepted accounting principles covering its operations hereunder, and containing all information necessary for the accurate determination of the Running Royalty. At Syntroleum’s request, Licensee agrees to direct its auditor to review such books, records and accounts reports required to be made hereunder. Should a royalty underpayment for any year, in excess of ten percent (10%) of the royalties paid for that calendar year, be discovered, Licensee shall pay the reasonable cost of the audit. Licensee shall promptly pay to Syntroleum any underpayment, together with interest at the prime rate published from time to time in the Wall Street Journal. Syntroleum shall promptly refund to Licensee any overpayment, together with interest at the prime rate published from time to time in the Wall Street Journal.

8.

Warranties and Indemnities

8.01	Syntroleum represents and warrants that it is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, United States of America, and has full power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and all documents relating hereto by Syntroleum have been duly and validly authorized by all requisite corporate action and constitute valid and binding obligations of Syntroleum enforceable in accordance with their respective terms. Syntroleum owns or has the right to use all intellectual property rights required in connection with the Syntroleum Bio-Synfining Technology. If Syntroleum has licensed any technology from a third party, or licenses such technology in the future, such fees will be paid by Syntroleum.

8.02	Licensee represents and warrants that it is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has full power and authority to enter into and perform its obligations under this Agreement including the right to grant the rights and licenses as set forth in Article 6 of this Agreement. The execution, delivery and performance of this Agreement and all documents relating hereto by Licensee have been duly and validly authorized by all requisite limited liability company action and constitute valid and binding obligations of Licensee enforceable in accordance with their respective terms.

8.03	Except as otherwise expressly set forth in this Agreement, SYNTROLEUM MAKES NO AND HEREBY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES OR REPRESENTATIONS OF ANY KIND, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER WARRANTIES OR REPRESENTATIONS OF ANY KIND TO LICENSEE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OR REPRESENTATION WITH RESPECT TO USE OF THE SYNTROLEUM BIO-SYNFINING TECHNOLOGY AS AUTHORIZED HEREUNDER.

8.04	IN NO EVENT WILL A PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, CONSEQUENTIAL OR EXEMPLARY DAMAGES, INCLUDING WITHOUT LIMITATION, LOST PROFITS OR SAVINGS, REGARDLESS OF THE FORM OF ACTION GIVING RISE TO SUCH A CLAIM FOR SUCH DAMAGES, WHETHER IN CONTRACT OR TORT INCLUDING NEGLIGENCE, EVEN IF SYNTROLEUM OR LICENSEE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. BUT IF A PARTY IS FOUND LIABLE, DESPITE THE ABOVE LANGUAGE, TO THE OTHER PARTY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR EXEMPLARY DAMAGES THEN THE MAXIMUM LIMIT OF SUCH DAMAGES IS AGREED TO BE $50,000. ANY DAMAGES RESULTING FROM UNAUTHORIZED DISCLOSURE OR USE OF CONFIDENTIAL INFORMATION OR UNAUTHORIZED USE OF THE SYNTROLEUM BIO-SYNFINING PATENT RIGHTS OR THE LICENSEE PATENT RIGHTS UNDER THIS AGREEMENT SHALL BE DEEMED TO BE DIRECT DAMAGES. SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR EXEMPLARY DAMAGES RECOVERED FROM A PARTY BY A THIRD PARTY WITH RESPECT TO WHICH THE OTHER PARTY IS REQUIRED TO PROVIDE INDEMNIFICATION PURSUANT TO THIS AGREEMENT SHALL BE DEEMED TO BE DIRECT DAMAGES.

8.05	A Party will promptly advise the other Party in writing of any claim made or lawsuit alleging infringement of any intellectual property right of a third party or misappropriation of Confidential Information based on the design, construction and/or operation of the Licensed Plant (including the Bio-Synfined Renewable Fuels produced from the Licensed Plant).

(a)	If Licensee has made a modification to the Process Design Package without the written consent of Syntroleum, and infringement or misappropriation at the Licensed Plant would not exist in the absence of Licensee’s modification, Licensee will be solely responsible for any claim or lawsuit. Licensee will:

(i)	promptly undertake at its own expense the defense of the claim or lawsuit; and

(ii)	hold Syntroleum, its Affiliates, and their officers, directors, and employees harmless from any Loss arising out of the claim or lawsuit.

(b)	If the design, construction and/or operation of the Licensed Plant which is the basis for alleged infringement or misappropriation, is (i) in accordance with the designs, specifications and operating conditions (including, but not limited to, catalysts) embodied in the Process Design Package for the Licensed Plant, or (ii) as otherwise subsequently approved by Syntroleum in writing, Syntroleum will subject to limitation of liability set forth in Section 8.08 of this Agreement:

(i)	promptly undertake at its own expense the defense of the claim or lawsuit; and

(ii)	hold Licensee, its Affiliates, and their officers, directors, and employees harmless from any Loss arising out of the claim or lawsuit.

Syntroleum specifically acknowledges and agrees that it will indemnify and hold harmless the Licensee and Tyson pursuant to the terms of this Section 8.05(b) for the infringement related claims raised by Neste in its complaint dated May 29, 2012, and filed in United States District Court for the District of Delaware.

(c)	A Party will render all reasonable assistance that may be required by the other Party in the defense of a claim or lawsuit alleging infringement or misappropriation and such Party will have the right to be represented therein by advisory counsel of its selection and at its expense.

(d)	In the event a court or other tribunal finds that infringement and/or misappropriation has occurred not as a result of Licensee’s modifications, Syntroleum will have the option, at its sole expense but subject to the limitation of liability set forth in Section 8.08 of this Agreement, to either:

(i)	provide designs, specifications and/or operating conditions (including, but not limited to, catalysts) and make modifications to the Licensed Plant which avoid such infringement and/or misappropriation without degrading the economics or performance of the Licensed Plant; or

(ii)	acquire the right to continue using the design, construction and operating conditions (including, but not limited to, catalysts), which were the subject of such infringement and/or misappropriation and obtain a full and unconditional release of Licensee with respect to any claims of infringement and/or misappropriation by Licensee.

(e)	Except as provided in section 8.05(d)(ii), a Party will not settle or compromise any claim or lawsuit alleging infringement or misappropriation without the written consent of the other Party if such settlement or compromise obligates the other Party to make any payment or part with any property, to assume any obligation or grant any licenses or other rights, or to be subject to any injunction by reason of such settlement or compromise.

8.06	Except for patent infringement claims by a third party, Syntroleum subject to the limitation of liability set forth in Section 8.08 of this Agreement agrees to indemnify, defend and hold harmless Licensee, its Affiliates, and their officers, directors, and employees from and against any Loss arising out of the following:

(a)	Syntroleum’s use of Licensee Patent Rights and Licensee Technical Information in a plant operated by Syntroleum or Person under license from Syntroleum; or

(b)	any property (real or personal) damage, personal injury or death caused by Syntroleum or its representatives.

8.07	Except as provided in Section 8.04 of this Agreement, Licensee agrees to indemnify, defend and hold harmless Syntroleum, its Affiliates, their officers, directors, and employees from and against any Loss arising out of:

(a)	Licensee’s construction, operation and maintenance of the Licensed Plant in a manner inconsistent in any material respect with the Process Design Package; or

(b)	any property (real or personal) damage, personal injury or death caused by Licensee or its representatives.

8.08	IF SYNTROLEUM HAS AT LEAST A TEN PERCENT (10%) OWNERSHIP INTEREST (DIRECT OR INDIRECT) IN LICENSEE, SYNTROLEUM’S TOTAL LIABILITY TO LICENSEE UNDER SECTIONS 8.04, 8.05 AND 8.06 OF THIS AGREEMENT WILL BE LIMITED TO $19,600,000; AND IF SYNTROLEUM HAS LESS THAN A TEN PERCENT (10%) OWNERSHIP INTEREST (DIRECT OR INDIRECT) IN LICENSEE, SYNTROLEUM’S TOTAL LIABILITY TO LICENSEE UNDER SECTIONS 8.04, 8.05 AND 8.06 OF THIS AGREEMENT WILL BE LIMITED TO THE AMOUNT OF THE UPFRONT ROYALTY PLUS $9,800,000. ONCE THE LIMIT IN THE PRECEDING SENTENCE HAS BEEN REACHED, SYNTROLEUM WILL HAVE NO FURTHER LIABILITY WHATSOEVER TO LICENSEE UNDER THIS AGREEMENT.

8.09	IN THE EVENT THAT AN UPFRONT ROYALTY IS NOT TIMELY PAID TO SYNTROLEUM WHEN DUE, IN ADDITON TO ANY CLAIM FOR DAMAGES AGAINST LICENSEE, SYNTROLEUM SHALL HAVE THE RIGHT TO IMMEDIATELY TERMINATE THIS AGREEMENT BY GIVING WRITTEN NOTICE TO LICENSEE. EXCEPT AS PROVIDED IN THE PREVIOUS SENTENCE, SYNTROLEUM’S SOLE REMEDY FOR BREACH OF THIS AGREEMENT BY LICENSEE IS MONEY DAMAGES.

9.

Confidentiality and Limitations

9.01	Licensee agrees that any Confidential Information disclosed by Syntroleum or an Affiliate directly or indirectly to Licensee during the term of this Agreement will be kept confidential by Licensee until five (5) years after the termination of this Agreement or fifteen (15) years from the Effective Date, whichever last occurs, with the same standard of care Licensee uses to protect its own similar confidential information and, except as otherwise provided in this Agreement, will not be disclosed to others or copied or duplicated (except for internal use) and will be used by Licensee solely for purposes covered by the scope of each license granted pursuant to this Agreement. Licensee may disclose such Confidential Information to third parties, except competitors of Syntroleum as a technology provider (including, but not limited to those entities listed on Exhibit E which Exhibit may be amended from time to time by the mutual agreement of the Parties, such agreement not to be unreasonably withheld) , who have executed a confidentiality agreement with Syntroleum with confidentiality terms no less restrictive than those set forth in this Section 9.01. To the extent reasonably necessary to carry out the purposes of this Agreement, Licensee may disclose any of the foregoing information to an Affiliate, provided that the Affiliate has agreed in writing to be bound by confidentiality terms no less restrictive than those set forth in this Section 9.01.

9.02	Syntroleum agrees that any Confidential Information disclosed by Licensee or an Affiliate directly or indirectly to Syntroleum during the term of this Agreement will be kept confidential by Syntroleum until five (5) years after the termination of this Agreement or fifteen (15) years from the Effective Date, whichever last occurs, with the same standard of care Syntroleum uses to protect its own similar confidential information, and except as otherwise provided in this Agreement will not be disclosed to others or copied or duplicated, and will be used by Syntroleum solely in the development, marketing and licensing of Bio-Synfined Renewable Fuels, and for no other purpose. Syntroleum may disclose such Confidential Information to third parties who have executed a confidentiality agreement with Licensee with confidentiality terms no less restrictive than those set forth in this Section 9.02. To the extent reasonably necessary to carry out the purposes of this Agreement, Syntroleum may disclose any of the foregoing information to an Affiliate, provided that the Affiliate has agreed in writing to be bound by confidentiality terms no less restrictive than those set forth in this Section 9.02.

9.03	A Party will not be subject to the restrictions set forth in Sections 9.01 and 9.02 of this Agreement as to the disclosure, duplication or use of disclosed Confidential Information, if the receiving Party can prove by competent evidence that such Confidential Information (and not a general description of the subject of such Confidential Information):

(a)	was already known to the receiving Party or an Affiliate prior to the disclosure thereof by the disclosing Party;

(b)	is or becomes part of the public knowledge or literature without breach of this Agreement by the receiving Party but only after it becomes part of the public knowledge or literature;

(c)	will otherwise lawfully become available to the receiving Party or an Affiliate from a third party but only after it becomes so available and provided the third party is not under obligation of confidentiality to disclosing Party; or

(d)	is developed by the receiving Party or an Affiliate independently of any disclosure by the disclosing Party to the receiving Party or an Affiliate under this Agreement or independently of any joint research and development activities of Licensee and Syntroleum which may occur under a separate agreement.

9.04	The receiving Party will limit access to the Confidential Information disclosed to it to those employees of the receiving Party or an Affiliate who reasonably require the same and who are under a legal obligation of confidentiality on the terms set forth herein. The receiving Party will be responsible to the disclosing Party for the performance by its employees of their confidentiality obligations.

9.05	In the event that a Party which is recipient of Confidential Information from the other Party is requested or required by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process to disclose any such Confidential Information, the receiving Party will provide the disclosing Party with prompt written notice of such request or requirement prior to making the requested disclosure, and will cooperate with the disclosing Party so that the disclosing Party may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the receiving Party may disclose only that portion of the Confidential Information that the receiving Party is advised by counsel is legally required to be disclosed.

9.06	The Parties agree that they will each take all actions and execute all documents, and will cause their employees, agents and contractors to take all actions and execute all documents as are necessary or appropriate to carry out the provisions of this Article 9 or to assist each other in securing protection of intellectual property and Confidential Information referenced in this Article 9.

9.07	With respect to any Syntroleum Bio-Synfining Catalysts furnished to Licensee under any Catalyst Sales Agreement for use by Licensee at the Licensed Plant, Licensee will not, and Licensee will not allow any other person to, analyze, break down, reverse engineer or otherwise seek to determine the chemical composition of any such catalyst, except that Licensee will be entitled to:

(a)	perform analyses that Syntroleum may from time to time specifically authorize in writing, to the extent required for monitoring the performance of the Licensed Plant and for reclamation or disposal of spent catalysts, such authorization not to be unreasonably withheld; and

(b)	provide results of the aforementioned analyses to other parties to the extent required for reclamation or disposal of spent catalysts, but only after such other parties have entered into a confidentiality agreement with Syntroleum with confidentiality terms no less restrictive than those set forth in Section 9.01 of this Agreement.

Syntroleum will be provided with a copy of all such analyses which has been approved in writing prior to release to other parties.

9.08	It is recognized that public announcements of the material terms regarding this Agreement may be necessary upon execution to comply with the rules and regulations of the U.S. Securities and Exchange Commission, any other regulatory body or any public trading exchange. In such instance, each Party agrees to provide written notice to the other Party of the content of any proposed disclosure, press release, or other announcement relating to this Agreement at least twenty-four (24) hours prior to its intended release.

10.

Assignment and Transfers

10.01	Licensee will not assign its rights and obligations under this Agreement to any competitor of Syntroleum as a technology provider listed on Exhibit E (which exhibit may be amended from time to time by the mutual agreement of the Parties, such agreement not to be unreasonably withheld). Except for assignment to a wholly-owned subsidiary, this Agreement will not be assignable by Licensee without the prior written consent of Syntroleum which consent will not be unreasonably withheld. Licensee will promptly notify Syntroleum in writing of any assignment to a wholly-owned subsidiary. Except for assignment to a wholly-owned subsidiary, any attempted assignment of this Agreement by Licensee without consent of Syntroleum will be void.

10.02	Except for assignment to a wholly-owned subsidiary, this Agreement may not be assigned by Syntroleum without the prior written consent of Licensee which consent will not be unreasonably withheld. Except for assignment to a wholly-owned subsidiary, any attempted assignment of this Agreement by Syntroleum without the prior written consent of Licensee will be void. No assignment of this Agreement to a wholly-owned subsidiary by Syntroleum will be valid unless such subsidiary has the appropriate rights to grant the license provided under this Agreement and the ability to perform the other obligations of Syntroleum under this Agreement.

10.03.	Syntroleum acknowledges and agrees that Licensee may assign this Agreement as collateral to any lender providing financing to Licensee, and Syntroleum shall execute a form of consent to assignment reasonably requested by any such lender.

11.

Term and Termination

11.01	The term of this Agreement will begin on the Effective Date and end on the last day of the useful life of the Licensed Plant.

11.02	Termination of this Agreement will not:

(a)	relieve Licensee of its obligations to account for and pay all amounts due Syntroleum under this Agreement for work performed or liabilities incurred prior to termination;

(b)	affect any rights granted under Article 7 with respect to Licensee Patent Rights and Licensee Technical Information, which will survive termination in accordance with its terms; or

(c)	affect the obligations of Syntroleum and Licensee under Articles 8 and 9 and Section 12.02, which will survive termination in accordance with their terms.

11.03	No Party will be in default in performing its obligations under this Agreement, except the obligation to provide the license or pay the amounts required under this Agreement, to the extent that performing such obligations, or any of them, is delayed or prevented by Force Majeure. Each Party will do all things reasonably possible to remove the cause of such default. Notwithstanding the above, if any Force Majeure event prevents a Party from performing all or substantially all of its obligations under this Agreement and continues for more than three (3) years, either Party may terminate their rights and obligations under this Agreement by written notice to the other. Such termination will not relieve any Party from obligations undertaken and due before such termination or otherwise under this Agreement.

11.04	Notwithstanding anything to the contrary set forth in this Agreement, if Licensee fails to take any action contemplated by this Agreement within the period of time specified in this Agreement due to Excusable Delay, then such period of time shall be extended by an amount of time equal to the period of such Excusable Delay.

12.

Miscellaneous

12.01	This Agreement embodies the entire intent of the Parties and merges all prior oral and written agreements between the Parties hereto with respect to subject matter hereof. No stipulation, agreement, representation or understanding of the Parties hereto will be valid or enforceable unless contained in this Agreement or in a subsequent written agreement signed by the Parties hereto.

12.02	This Agreement shall be governed by, and shall be enforced, construed and interpreted in accordance with, the laws of the State of New York (without giving effect to any principle of conflict of laws that would result in the application of the law of another jurisdiction as the governing law of this Agreement), which shall be deemed to be the proper law of this Agreement. For any matter (i) seeking equitable relief that is not available in arbitration, (ii) to enforce an arbitration award under Section 12.03, or (iii) for any other matter the parties mutually agree not to submit to arbitration under Section 12.03, the Parties agree that the jurisdiction governing any such disputes or interpretation of matters arising from the Agreement is the State of New York, in New York County. Any action or proceeding which is permitted to be brought by a Party against a Party to this Agreement pursuant to this Section 12.02, whether in tort or contract or at law or in equity, shall be brought in a federal court in the State of New York, in New York County or, if federal court shall not have jurisdiction, state court in the State of New York, in New York County and each Party: (a) irrevocably submits to the personal jurisdiction of such courts; (b) waives any objection to laying venue in any such action or proceeding in such courts; (c) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it; and (d) agrees that service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in the heading of this Agreement or as specified below. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of New York for any purpose except as provided herein and shall not be deemed to confer rights on any person other than the parties to the Agreement. Each Party shall appoint an agent for service in New York County for service of process in any dispute arising out of or relating to the Agreement and agrees that service upon such agent shall constitute personal service upon each such Party.

12.03	The Parties agree that in the event of any dispute, controversy, or claim between the Parties arising out of or relating to this Agreement, or the alleged breach of this Agreement (expressly including the validity, scope, and enforceability of this arbitration agreement), the Controller of Licensee and the President of Syntroleum shall confer. If they fail within fifteen (15) days to agree on a satisfactory resolution, then the Parties agree that any such dispute, controversy, claim or alleged breach shall be settled by final and binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”), and judgment on the award rendered by the arbitrator may be entered by a United States District Court. The Parties stipulate this Agreement involves a transaction in interstate commerce and that the Federal Arbitration Act is fully applicable. Within thirty (30) days of either Party delivering to the other party notice of arbitration under this Section 12.03, each party shall select an arbitrator. The two arbitrators selected by the parties shall, within ten (10) days of their appointment, select as chairman of the tribunal, a third neutral arbitrator (collectively with the party-appointed arbitrators, the “Arbitrators” and each an “Arbitrator”). If the two party-appointed Arbitrators do not agree on a third neutral Arbitrator, the third Arbitrator shall be selected by the AAA. The arbitration hearing shall be held in Houston, Texas before the three Arbitrators. Each of the Arbitrators shall be unaffiliated with either Party or its Affiliates, shall not have any material financial dependence on either Party, and shall at all times remain neutral and wholly impartial. The arbitration hearing shall commence within twenty (20) days of the appointment of the third Arbitrator. The arbitrators shall have no power to modify the terms of this Agreement or to award punitive damages. The Parties hereto hereby waive any rights or claims for punitive damages in arbitration. Notwithstanding the above, a Party seeking equitable relief that is not available under arbitration will not be subject to the arbitration provisions of this Section 12.03, and such Party may bring such claim pursuant to the provisions of Section 12.02.

12.04	This Agreement does not grant and will not be construed as granting any license, authorization or consent, to either Party by the other Party hereto, to use any name, trademark, service mark or slogan of the other Party. Except as required by law, a Party will not use the other Party’s name without written consent, except for the identification of the other Party as Syntroleum or a licensee of Syntroleum.

12.05	Failure of either Syntroleum or Licensee at any time or from time to time to exercise any of its rights under this Agreement or to insist upon strict performance of the other Party’s obligations hereunder will not be deemed a waiver of or to limit any of such rights or obligations with respect to such rights or obligations or any subsequent occurrence.

12.06	The Parties may publish the existence of this Agreement but agree not to disclose, without the prior written consent of the other Party, any of the terms of this Agreement or any portion thereof, or any amendment concerning the same, except as required by law or by the rules of any listing exchange.

12.07	In construing this Agreement: (i) no consideration shall be given to the captions of the Articles, Sections, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid to construction and shall not be interpreted to limit or otherwise affect the provisions of this Agreement, (ii) no consideration shall be given to the fact or presumption that any party had a greater or lesser hand in drafting this Agreement, (iii) examples shall not be construed to limit, expressly or by implication, the matter they illustrate, (iv) the word “includes” and its syntactic variants means “includes, but is not limited to” and corresponding syntactic variant expressions, words such as “herein,” “hereafter,” “hereof,” “hereto” and “hereunder” refer to this Agreement as a whole and the word “and” shall be deemed to mean “and/or” where the context so requires, (v) the plural shall be deemed to include the singular, and vice versa, (vi) each gender shall be deemed to include the other gender, (vii) each Exhibit, Appendix, Attachment and Schedule to this Agreement is part of this Agreement, (viii) references to a Person are also to its permitted successors and permitted assigns and (ix) unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, included (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and reference to all attachments thereto and instruments incorporated therein.

12.08	Should any part or provision of this Agreement be held unenforceable or in conflict with the laws of the State of New York, the validity of the remaining parts or provisions will not be affected by such holding.

12.09	All notices hereunder will be addressed to the Parties as follows:

If to Syntroleum:	If to Licensee:

Syntroleum Corporation	Dynamic Fuels, LLC
5416 South Yale Avenue	2200 Don Tyson Parkway
Tulsa, OK 74107	Springdale, AR 72762
Fax No.: (918) 592-7979	Fax No: (479) 575-7921
Phone No.: (918) 592-7900	Phone No: (800) 643-3410
ATTN: President and CEO	ATTN: Management Committee

Any notice required or permitted to be given under this Agreement by one of the Parties to the other will be deemed to have been sufficiently given for all purposes hereof if mailed by registered or certified mail, postage prepaid, addressed to such Party at its address indicated above, electronically transmitted and acknowledged by the other Party or by actual delivery of written notice to the other Party.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth above.

SYNTROLEUM CORPORATION

By:	/s/ Jeffrey M. Bigger
Name: Jeffrey M. Bigger Title: Sr. VP–Business Development

DYNAMIC FUELS, LLC

By:	/s/ Craig Hart
Name: Craig Hart Title: Mgt. Committee Member

Tyson Foods, Inc. is executing this Agreement solely to acknowledge its obligations and rights under Section 6.02 of this Agreement.

By:	/s/ Andrew Rojeski
Name: Andrew Rojeski Title: Vice President

Exhibit A

to Site License Agreement

Definitions

1.	“Affiliate” means, with respect to a Person, its owners, parent, subsidiary or any Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

2.	“Agreement” means the Site License Agreement to which this Exhibit A is attached together with all exhibits thereto.

3.	“BLS” means the factor equal to (a) the BLS Index for the calendar year in which the payment is being made divided by (b) the BLS Index applicable as of the Effective Date.

4.	“BLS Index” means the index for January of the year in question represented by the Producer Price Index for Industrial Commodities as published by the Bureau of Labor Statistics, U.S. Department of Labor, using the year 1982 as the base index equal to 100. If, at any time, the above index should cease to be published, then another suitable index published by the U.S. Government or other authoritative organization and generally recognized by the trade as authoritative with respect to changes in the U.S. of equivalent commodity costs will be used.

5.	“Bio Feedstock” means animal fats and other feedstocks, including, but not limited to, vegetable oils, yellow, brown and recycled grease, glycerin, glycerol, palm oil, soybean oil and other bio-oils, but excluding any material or product produced from a Fischer-Tropsch synthesis process.

6.	“Biofined Renewable Fuels” means renewable fuels made from Bio Feedstocks, including, but not limited to, iso-paraffinic kerosene, jet fuel, diesel, naphtha, petroleum jelly and liquefied petroleum gas. This term has been replaced by “Bio-Synfined Renewable Fuels”.

7.	“Biofining Master License Agreement” means the Biofining Master License Agreement, between Syntroleum Corporation and Dynamic Fuels, LLC, dated June 22, 2007.

8.	“Bio-Synfining” is the name that replaced the name Biofining after the date of the Biofining Master License Agreement, for the process of converting Bio-Feedstocks into renewable fuels via Syntroleum’s hydroprocessing technology.

9.	“Catalyst Sales Agreement” means that certain agreement to be entered into between Licensee and Syntroleum whereby Syntroleum will sell to Licensee the Syntroleum Bio-Synfining Catalysts for use in the Licensed Plant, dated June 27, 2012.

10.	“Confidential Information” means:

(a)	the Agreement and the terms thereof; and

(b)	information of Syntroleum or Licensee disclosed to the other Party under the Agreement, including any formula, pattern, compilation, program, apparatus, device, drawing, schematic, method, technique, know-how, process or pilot plant data, and other non-public information such as business plans, financial information or other technology that:

(i)	derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(ii)	is the subject of efforts that are reasonable under the circumstances to maintain its confidentiality, which information will be disclosed in writing and labeled as “Confidential” or the equivalent, or if disclosed verbally or in other non-written form, identified as such at the time of disclosure and thereafter summarized in writing by the disclosing Party within thirty (30) days of such initial disclosure.

Confidential Information includes, without limit, Syntroleum Bio-Synfining Catalyst Information, Syntroleum Bio-Synfining Technical Information, and Licensee Technical Information.

11.	“Control,” “Controlling” or “Controlled” means the possession, directly or indirectly, of the right or power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, partnership interests, management authority, by contract or otherwise; and without limiting the foregoing, it shall be deemed that the ownership of more than 50% of the voting securities, partnership interests, member interests or percentage interest of another Person shall be deemed to meet such control test.

12.	“Effective Date” means the date set forth in the first paragraph of the Agreement.

13.	“Excusable Delay” means a period of delay by the Licensee in taking any action caused by (i) the failure of Syntroleum to perform an obligation under this Agreement or any agreement entered into in connection with this Agreement, (ii) a decision by Licensee to delay taking such action made with the consent of or without objection by Syntroleum or (iii) the delay of any governmental authority, body or agency granting any permit, license or authorization so long as Licensee is prudently and diligently pursuing the permit, license or authorization but in no event longer than 18 months from the decision by Licensee to delay such action.

14.	“FEED” means front-end engineering design.

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15.	“Feedstock Qualification Fees” means, based on the fee schedule set forth in Exhibit B, all of the fees, costs and expenses associated with Syntroleum’s qualification of any specific type of feedstock under Section 3.10 of the Agreement, including:

(a)	all man hours spent by Syntroleum personnel in qualifying such feedstock for conversion into Bio-Synfined Renewable Fuels, including:

(i)	all man hours spent engaging, working with and managing all third party contractors (selected by Syntroleum and reasonably acceptable to Licensee);

(ii)	all man hours spent working with Licensee and its representatives; and

(iii)	all man hours spent traveling;

(b)	all third party costs and expenses, including travel;

(c)	all material costs, including catalyst, chemicals and feedstock costs; and

(d)	all other fees, costs and expenses described on Exhibit B.

16.	“Force Majeure” means any revolution, civil unrest, strike, labor disturbances, epidemic, fire, lightening, flood, storm, earthquake, explosion, blockage or embargo, or any law, proclamation, regulation or ordinance, or any other cause that is beyond the control and without the fault or negligence of the Party asserting the benefit of a Force Majeure event.

17.	“Inventions or Improvements” means any process, formula, composition, device, catalyst, apparatus, technology, know-how, operating technique, improvement, modification, or enhancement relating to the use, operation, or commercialization of any technology capable of producing Bio-Synfined Renewable Fuels, which is discovered, made, designed, developed or acquired by Licensee, solely or with others, since the Effective Date, whether patentable or not, including, without limitation, patents, copyrights, and Confidential Information and further including the full scope and content of the intellectual and tangible property included therein and produced therefrom, e.g., drawings, prints, chemical formulae, prototypes, data, computer programs and software, and the like. Inventions or Improvements will not include any information relating to methods of manufacturing catalysts for use in the production of Bio-Synfined Renewable Fuels.

18.	“Licensed Plant” means one (1) fixed plant licensed to operate under the terms of the Agreement, located at 36187 Highway 30, Geismar, Louisiana, 70734, with a design production capacity of a Nominal 210,000 gallons of Bio-Synfined Renewable Fuels per day, using or designed to use the Syntroleum Bio-Synfining Technology to produce Bio-Synfined Renewable Fuels.

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19.	“Licensee” means Dynamic Fuels, LLC, a Delaware company having its principal place of business at 2200 Don Tyson Parkway, Springdale, Arkansas 72762, and its successors and assigns, subject to Article 10 of the Agreement.

20.	“Licensee Patent Rights” means all rights with respect to patents and patent applications of all relevant countries to the extent that the claims cover features or aspects of Inventions or Improvements practiced in the Licensed Plant and applicable to the production of Bio-Synfined Renewable Fuels, in each case to the extent that, and subject to the terms and conditions under which, Licensee has the right to grant licenses, immunities or licensing rights without having to make payment to others.

21.	“Licensee Technical Information” means all unpatented Inventions or Improvements practiced in the Licensed Plant and applicable to the production of Bio-Synfined Renewable Fuels, in each case to the extent that, and subject to the terms and conditions under which, Licensee has the right to grant licenses, immunities or licensing rights without having to make payment to others.

22.	“Loss” or “Losses” means any losses, liabilities, damages, obligations, claims, lawsuits, judgments, settlements, costs and expenses, including court costs, interest and attorney’s fees.

23.	“PDP Fees” means, based on the fee schedule set forth in Exhibit B, all of the fees, costs and expenses that have been incurred by Syntroleum and are associated with Syntroleum’s development of the Process Design Package, including:

(a)	all man hours spent by Syntroleum personnel in developing the Process Design Package, including:

(i)	all man hours spent engaging, working with and managing all third party contractors, including all independent third party engineering contractors (selected by Syntroleum and reasonably acceptable to Licensee);

(ii)	all man hours spent working with Licensee and its representatives; and

(iii)	all man hours spent traveling;

(b)	all third party costs and expenses; and

(c)	all other fees, costs and expenses described on Exhibit B.

24.	“Parties” means Syntroleum and Licensee.

25.	“Party” means Syntroleum or Licensee.

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26.	“Performance Test” means the operation of and the measurement of the outputs of the Licensed Plant to determine whether the Licensed Plant meets or exceeds the Process Guarantee.

27.	“Person” means any natural person, corporation, joint venture, partnership, limited liability company, firm, association, trust, government, governmental agency or any other entity, other than the Parties.

28.	“Process Design Package” means the following list of text, figures, drawings and documentation relating to the design and construction of the Licensed Plant:

(a)	A process description. This will include a brief description of the process and the highlighting of special features, including an equipment list and tag numbers;

(b)	A basis of design. This will include a concise review of feed stream basis, rates and compositions, produce specifications and battery limit conditions, safeguarding memorandum, control philosophy, operation philosophy, and a description of the Syntroleum Bio-Synfining Catalyst required for the operation of the Licensed Plant which shall be the Syntroleum Bio-Synfining Catalyst provided under the Catalyst Sales Agreement;

(c)	Heat, material and pressure balances. This will include:

(i)	heat and material balances with all pertinent physical characteristics of the process fluids shown;

(ii)	all changes in process conditions, including temperature, pressure, heat content and vapor-liquid distribution; and

(iii)	utility streams involved in heat transfer calculations;

(d)	Process flow diagrams. This will include:

(i)	major process lines showing interconnection of major equipment;

(ii)	arrangement of the flow sequence;

(iii)	principle control systems;

(iv)	equipment items, including spare equipment;

(v)	operating conditions, including temperatures, pressures and flows at principle points;

(vi)	exchanger and furnace duties; and

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(vii)	sampling points for product sample removal;

(e)	Piping and instrumentation diagrams. This will include:

(i)	a list of major equipment with important process and mechanical details shown;

(ii)	a list of recommended line sizes for lines, bypasses, circulating lines, startup connections, inert gas, gas blanketing, pumpout lines, relief and safety valves (location only) based on standardized line sizing criteria. The FEED contractor is responsible for final sizing of all safety system components and their connections to the appropriate headers and sample connections. Vents and drains in process piping which are required to suit the mechanical layout of the piping will not be included;

(iii)	minimum required instrumentation will be shown using standard ISA symbols to code the systems. Where a control loop involves some definition of mechanical attachment to a vessel, a typical detail will be shown;

(iv)	control valves and manifolds will be shown, including those valves in utility systems that have a process control function;

(v)	minimum process valving and utility system tie-ins will be shown; and

(vi)	general notes to the mechanical designer will be given which provide information or recommendations pertinent to detailed engineering design;

(f)	Utility flow diagrams. This will include:

(i)	utility systems for the Syntroleum Bio-Synfining Conversion Process will be shown on separate flow diagrams because of their dependence on plot layout;

(ii)	the utility flow diagrams will show recommended utility lines and sizes for cooling water, condensate, steam and fuel gas systems. Air piping will be shown in control systems and where air piping serves a process function, such as regeneration air and for overall unit supply. Sumps and drain are excluded from the utility diagrams;

(iii)	hot oil or other heating medium supply systems will be shown; and

(iv)	electrical load list and single line diagram;

(g)	A plot plan. This will include a recommended equipment layout that also serves to document the basis for plot oriented design work;

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(h)	Tower and vessel outline drawings and specifications. This will include vessel sketches including pressure and temperature design ratings, a nozzle schedule specifying flange or coupling rating, typical of all openings and other pertinent dimensions. Special internals required for the process will be shown for the process design. The number, type, pitch and spacing of trays will be shown;

(i)	Tray and column loading specifications. This will include critical vapor-liquid loadings, stream gravities, and operating conditions will be developed for all trayed columns. Minimum tower diameters, and recommended vessel heights will be shown. Details necessary to solicit quotations from tray vendors and column vendors will be provided;

(j)	Equipment duty specifications. This will include standard specification forms for major equipment items. Data provided includes process criteria, general mechanical specifications and outline sketches, condensation curves for exchangers, as required for the proper function of the equipment. The information will be of sufficient quality to obtain competitive proposals from equipment suppliers;

(k)	Utility requirements. This will include estimates of the consumption of steam, electrical power, cooling water, instrument air, inert gas, fuel gas and fuel oil;

(l)	Environmental specifications. This will include a tabulation of the potential emissions to air or water, a qualitative identification of pollutants and sources and, where possible, an estimate of the quantities and concentrations;

(m)	Instrument and control specifications. This will include instrument lists and process data sheets for minimum required instruments and controls, including cause and effect diagrams;

(n)	Piping and line specifications. This will include a line list and designation sheets, including operating and design conditions, designation of pipe material and flange ratings, and insulation requirements;

(o)	A materials list. This will include a list of recommended materials with specifications for material or corrosion allowances necessary for anti-corrosion or anti-corrosion protection;

(p)	the reactor mechanical design;

(q)	the Process Guarantee Conditions;

(r)	the Process Guarantee;

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(s)	the procedure for conducting the Performance Test. This will include the feedstock composition, the nature and origin of samples to be taken for analysis, and the methods of sampling, testing and analytical procedures to be followed; and

(t)	guidelines for the start-up, operation and shut down of the Licensed Plant (basis for Licensed Plant operating manual).

Any structural, civil or piping and equipment stress related deliverables are expressly excluded from Syntroleum’s scope of supply under the Process Design Package. The Process Design Package also does not include any Technical Services or any technical support whatsoever from Syntroleum for the transfer of the Syntroleum Bio-Synfining Technology to Licensee.

29.	“Process Design Package Questionnaire” means a complete list of the data and information pertaining to the Licensed Plant, including specific site conditions and feedstock information, that Licensee must fully answer and deliver to Syntroleum in order for Syntroleum to develop the Process Design Package.

30.	“Process Guarantee” means at least 90% of the output of the Licensed Plant as specified in the Process Design Package when the Licensed Plant is constructed according to the Process Design Package and when Licensee meets all of the Process Guarantee Conditions.

31.	“Process Guarantee Conditions” means the input and design conditions of the Licensed Plant, as specified in the Process Design Package and Licensee’s responses to the Process Design Package Questionnaire, that Licensee must meet in order for Syntroleum to make the Process Guarantee which shall be reasonably satisfactory in all material respects to Licensee.

32.	“Prudent Refinery Practice” means, in relation to any undertaking and any circumstances, the exercise of that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator of a refinery in the United States in a manner consistent with the terms of this Agreement, legal requirements, reliability, safety, environmental protection, economy and expediency. Prudent Refinery Practice does not necessarily mean one particular practice, method, equipment specification or standard in all cases, but is instead intended to encompass a broad range of practices, methods, equipment specifications and standards satisfying the requirements set out above.

33.	“Remedial Measures” means all materials and services relating to the Process Design Package deemed necessary by Syntroleum to enable the Licensed Plant to meet the Process Guarantee.

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34.	“Running Royalty” means:

(a)	a royalty of $0.025 per gallon of Bio-Synfined Renewable Fuels produced at the Licensed Plant. Such royalty shall be adjusted annually for inflation using the BLS. Such inflation adjustment shall begin the year following commencement of operations at the Licensed Plant; and

(b)	an incremental royalty of $0.025 for each gallon of Bio-Synfined Renewable Fuels produced at the Licensed Plant in excess of 110% of the output of the Licensed Plant as specified in the Process Design Package measured on a monthly basis (e.g., if the output of the Licensed Plant as specified in the Process Design Package is 210,000 gallons per day and in any month the Licensed Plant produces an average of 231,000 gallons per day, for each gallon of Bio-Synfined Renewable Fuel produced in excess of 231,000 gallons the total Running Royalty would be $.05, as adjusted for inflation pursuant to 32(a)).

35.	“Start-up Date” means the first full calendar day following a five (5) day period, after completion of catalyst pre-treatment and other preliminary operations, during which the Licensed Plant produces quantities in an amount equal to at least seventy-five percent (75%) of the per-day design production capacity of Bio-Synfined Renewable Fuels from the Licensed Plant averaged over such five (5) day period as specified in the Process Design Package.

36.	“Syntroleum” means Syntroleum Corporation, a Delaware corporation having its principal place of business at 5416 South Yale Ave., Tulsa, Oklahoma 74135, and its successors and assigns.

37.	“Syntroleum Bio-Synfining Catalysts” means any and all catalysts proprietary to and/or provided by Syntroleum for use in the production of Bio-Synfined Renewable Fuels.

38.	“Syntroleum Bio-Synfining Catalyst Information” means, without limit, information relating to any catalyst, catalyst formulation, conditioning procedure, start-up procedure, regeneration procedure, or performance considered to be proprietary by and to Syntroleum or acquired by Syntroleum which is useful in producing Bio-Synfined Renewable Fuels and which has been used commercially or is ready for commercial use. Syntroleum Bio-Synfining Catalyst Information will not include any information relating to methods for manufacturing catalysts for use in producing Bio-Synfined Renewable Fuels.

39.	“Syntroleum Bio-Synfining Catalyst Patent Rights” means all rights with respect to patents and patent applications of all relevant countries to the extent that the claims cover features or aspects of catalysts useable in producing Bio-Synfined Renewable Fuels and expressly excluding any process operating techniques or apparatus or methods for manufacturing such catalysts, which are acquired by Syntroleum (with right to sublicense) or are based on inventions conceived by Syntroleum prior to termination of this Agreement; in each case to the extent that, and subject to the terms and conditions, including the obligation to account to and/or make payments to others, under which Syntroleum has the right to grant licenses, sublicenses, immunities or licensing rights.

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40.	“Syntroleum Bio-Synfining Patent Rights” means all rights with respect to patents and patent applications of all relevant countries to the extent that the claims cover features or aspects of producing Bio-Synfined Renewable Fuels (including, without limitation, any operating techniques and apparatus and expressly excluding Syntroleum Bio-Synfining Catalyst Patent Rights) which are acquired by Syntroleum (with right to sublicense) or are based on inventions conceived by Syntroleum prior to termination of this Agreement; in each case to the extent that, and subject to the terms and conditions, including the obligation to account to and/or make payments to others, under which Syntroleum has the right to grant licenses, sublicenses, immunities or licensing rights.

41.	“Syntroleum Bio-Synfining Technical Information” means all unpatented information relating to the production of Bio-Synfined Renewable Fuels (including, without limitation, operating techniques and apparatus for carrying out the production of Bio-Synfined Renewable Fuels and expressly excluding Syntroleum Bio-Synfining Catalyst Information) which (a) either (i) has been commercially used or (ii) is in a stage of development suitable for commercial use, and (b) has been made or acquired by Syntroleum (with right to sublicense) prior to the termination of this Agreement; in each case to the extent that, and subject to, the terms and conditions, including the obligation to account to and/or make payments to others, under which Syntroleum has the right to disclose and grant rights to others.

42.	“Syntroleum Bio-Synfining Technology” means Syntroleum’s proprietary technology for producing Bio-Synfined Renewable Fuels and includes Syntroleum Bio-Synfining Technical Information, Syntroleum Bio-Synfining Patent Rights, Syntroleum Bio-Synfining Catalyst Information and Syntroleum Bio-Synfining Catalyst Patent Rights. Syntroleum Bio-Synfining Technology expressly excludes the right to make or sell Syntroleum Bio-Synfining Catalysts.

43.	“Technical Services” means any of the following services pertaining to the Licensed Plant that Syntroleum may provide to Licensee under a separate Technical Services Agreement:

(a)	review of any design information relating to any existing plant facilities;

(b)	review of any re-designs, modifications or other information prepared by Licensee’s engineer;

(c)	review of any information, specifications or drawings received by Licensee from equipment suppliers;

(d)	commissioning or start-up assistance of the Licensed Plant;

(e)	training of Licensee’s operating, maintenance, laboratory or product development personnel;

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(f)	preparing customized, site-specific guidelines for Licensee’s use in drafting its own operating procedures for the Licensed Plant;

(g)	providing product development or customer service assistance;

(h)	performing tests in Syntroleum’s laboratories or production facilities;

(i)	trouble-shooting, maintenance and repair assistance;

(j)	providing any of the services listed on Exhibit C to the Agreement; and

(k)	providing any other services necessary to transfer of the Syntroleum Bio-Synfining Technology to Licensee.

44.	“Technical Services Agreement” means the Technical Services Agreement that Licensee must enter into with Syntroleum for Syntroleum to provide any Technical Services for the Licensed Plant or any other technical support whatsoever for the transfer of the Syntroleum Technology to Licensee.

45.	“Upfront Royalty” means a lump sum royalty calculated by determining the total Running Royalty to be paid on every gallon of Bio-Synfined Renewable Fuels to be produced (for an existing facility production will be based on recent actual historic production, and for a new facility will be based on a reasonable estimate of its production capacity) from the Licensed Plant during:

(a)	the useful life of the Licensed Plant, if at the time of the delivery of the Process Design Package, Syntroleum owns less than a ten percent (10%) ownership interest, either direct or indirect, in Licensee, or

(b)	the remaining useful life of the Licensed Plant, if Syntroleum, through an event comes to own less than a ten percent (10%) ownership interest, direct or indirect, in Licensee after the time of the delivery of the Process Design Package of the Licensed Plant,

and discounting such total Running Royalty using a discount rate of ten percent (10%).

46.	“U.S.” or “US” means the United States of America.

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Exhibit B

to Site License Agreement

Fee Schedule for Process Design Package and Feedstock Qualification

In developing the Process Design Package and qualifying any specific type of feedstock for conversion into Bio-Synfined Renewable Fuels, Syntroleum will invoice Licensee in accordance with the following fee schedule and subject to the following terms and conditions.

Personnel Charges	U.S. Dollars per Hour (Base)
Engineering Project Manager, Technical Director, Manager of Catalyst Technology, Special Products,or Product Upgrading, Specialty Project Engineer	$275

Senior Process Engineer, Senior Research Engineer Senior Control Systems	$220

Engineer, Process Engineer, Technical Service Engineer Research Engineer	$155

Technical, Draftsman, Operator, Chemist, Instrument Engineer, Laboratory Specialist	$130

Project Accountant	$75

Administration assistants	$40

1.

The above referenced personnel charges may be adjusted by Syntroleum each January 1st. Such adjustment will not exceed the percentage increase in the Consumer Price Index for Urban Wage Earners and Clerical Workers as published by the U.S. Department of Labor – Bureau of Labor Statistics.

2.	Licensee will be responsible for paying the above referenced personnel charges for each hour any Syntroleum personnel work on developing the Process Design Package or qualifying any specific type of feedstock for conversion into Bio-Synfined Renewable Fuels.

3.	Licensee will be responsible for all of Syntroleum’s costs associated with relocating any of Syntroleum’s personnel to any third party engineering site or third party feedstock qualification site. These costs will be invoiced to Licensee at Syntroleum’s cost.

4.	Licensee will be responsible for all of Syntroleum’s costs associated with installing and servicing all information technology services, including printers, computers and video conferencing, for Syntroleum’s personnel to use at any third party engineering site or third party feedstock qualification site. These costs will be invoiced to Licensee at Syntroleum’s cost.

5.	For all business conducted outside of Tulsa, Oklahoma, Licensee will be responsible for all of Syntroleum’s costs associated with travel and living expenses of Syntroleum’s personnel. These costs will be invoiced to Licensee at Syntroleum’s cost. In addition, Licensee will be responsible for paying the above referenced personnel charges for each hour that any Syntroleum personnel spend traveling, whether on a weekday or weekend.

6.	All third party costs, including all costs associated with Syntroleum’s utilization of independent third party engineering contractors or independent third party feedstock qualification contractors, will be invoiced to Licensee at Syntroleum’s cost. If Syntroleum chooses, it may forward invoices for third party contractors to Licensee for direct payment by Licensee. If Syntroleum forwards a third party invoice to Licensee in a timely manner for direct payment, Licensee will be responsible for paying such invoice when due. If Syntroleum has forwarded the invoice in a timely manner, and Licensee fails to pay when due, then Licensee will be responsible for paying any late penalties or fees related to such invoice.

7.	Copies, phones calls and other general administrative costs will be invoiced at Syntroleum’s cost.

8.	Syntroleum will prepare and present to Licensee an estimate of the total cost to develop the Process Design Package and/or to qualify any specific type of feedstock for conversion into Bio-Synfined Renewable Fuels.

9.	All invoices shall be due and payable within seven (7) days after the receipt thereof by License. All invoices will be accompanied by suitable documentation to identify the services rendered, summary timesheets, and any relevant receipts and other records substantiating the amounts invoiced.

10.	Syntroleum’s internal laboratory costs will be invoiced to Licensee at Syntroleum’s cost. Any external laboratory costs will be invoiced to Licensee in accordance with item 6 above.

Exhibit C

to Site License Agreement

List of Technical Services

Below is a list of Technical Services that Syntroleum can provide to Licensee under a separate Technical Service Agreement.

1.	Plant design review and recommendation;

2.	Engineering design review;

3.	Equipment and vendor recommendation;

4.	Preparation of guidelines for operating procedures;

5.	Operating procedure review;

6.	Lab and quality control manuals;

7.	Training at Syntroleum facilities;

8.	Syntroleum training personnel;

9.	Syntroleum management, administration and support;

10.	Training manuals and aids;

11.	Training instruction rooms;

12.	Office space, furnishings and supplies for trainees;

13.	Safety equipment for trainees;

14.	Commissioning and start-up assistance and training;

15.	Operational plant design review and troubleshooting assistance;

16.	Catalyst quality assurance and quality control support; and

17.	Catalyst purchase support.

Exhibit D

to Site License Agreement

Process Guarantee

Intentionally Omitted

Exhibit E

To Site License Agreement

List of Syntroleum Competitors

1.	Sasol

2.	ExxonMobil

3.	Rentech

4.	Shell

5.	UOP

6.	Neste

7.	British Petroleum

8.	ConocoPhillips

9.	Changing World Technology

10.	Ben Gurion University

Exhibit F

to Site License Agreement

Catalyst Sales Agreement

Intentionally Omitted

Exhibit G

to Site License Agreement

Service Agreement

Intentionally Omitted

Exhibit 2

Amendment to the Sales Agreement

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Andrew Rojeski

Vice President Renewable Fuels

Tyson Foods

2210 Don Tyson Parkway

Springdale, AR 72762

General Counsel

Tyson Foods

2210 Don Tyson Parkway

Springdale, AR 72762

RE: First Amendment to Sales Agreement Dated June 22, 2007

Dear Mr. Rojeski:

This letter is being sent to formalize in writing the mutual agreement of Dynamic Fuels LLC (“Buyer”) and Tyson Foods (“Seller”), to amend the Sales Agreement dated June 22, 2007 (“Agreement”) between the parties. Specifically, the parties have mutually agreed to modify in Section 1, the definition of “Service Charge”, and delete it in its entirety and replace such definition with the following:

“Service Charge” shall mean (i) $0.0033 per pound of Approved Bio-Feedstock produced by Seller or an Affiliate of Seller or sourced from a Third Party and delivered to the Plant, and (ii) an incremental $0.01 per pound of Approved Bio-Feedstock, up to a cumulative total of 1.1 billion pounds, beginning the date of acceptance below, for any Approved Bio-Feedstocks except Inedible Tallow, Technical Tallow, Edible Tallow, Soy Bean Oil and the Jacob Stern Blend (for purposes of this provision, these five Approved Feedstocks are referred to as a Listed Approved Bio-Feedstock); unless at the time of purchase the delivered price of a Listed Approved Bio-Feedstock is equal to or lower than the delivered price of all other commercially available (i.e. at the time of order volume is available for the relevant delivery period as determined by Tyson) Approved Bio-Feedstock that is not a Listed Approved Bio-Feedstock, and (iii) an incremental $0.0033 per pound of Approved Bio-Feedstock produced by Seller or an Affiliate of Seller or sourced from a Third Party and delivered to the Plant for each Gallon of renewable fuel produced at the Plant in excess of 110% of the Plant’s design production capacity measured on a monthly basis (e.g., for each Gallon of renewable fuel produced in excess of 110% of the Plant’s design production capacity, the total Service Charge would be $0.0066, and if the provisions of subpart (ii) apply the total Service Charge would be $0.0166), in each case adjusted annually from and after the year following the commencement of Commercial Operations using the BLS.

Dynamic Fuels, LLC, PO Box 599, 36187 Highway 30, Geismar, LA. 70734, 225-744-1300

If the terms of this letter Agreement are acceptable to Seller, please acknowledge by signing below. Upon Seller’s acknowledgement of this letter agreement, as signed by Buyer, this letter shall be binding upon both parties as of June 25, 2012. If you have any questions, please feel free to contact me at 1-918-764-3490.

Best Regards,

Jeffrey M. Bigger
Director

The terms of this letter agreement are acceptable to Tyson Foods, and the first amendment to the Agreement, as specified herein, will be binding upon Tyson Foods.

Signature: /s/ Andrew Rojeski

Name: Andrew Rojeski

Title: Vice President

Date: June 27, 2012